Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES ESTIMATED IMPACT OF TAX CUT AND JOBS ACT OF 2017

DALTON, GEORGIA (February 7, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN), a manufacturer of fine flooring products, expects that future US after-tax earnings will be positively impacted by the recently-enacted changes to US corporate taxes, largely due to the reduction of the US federal corporate income tax rate.

The lowering of the US corporate income tax rate and changes to the income tax rules, including the revised treatment of net operating losses, requires revaluation of the company’s deferred tax assets and liabilities. The ultimate impact of the change in the US corporate income tax rate is subject to a number of complex provisions in the legislation which the Company is reviewing. The current estimated impact of the Tax Cut and Jobs Act of 2017 is a non-cash charge to the income statement of around $8.2 million that will affect the Company’s 2017 results. Details of the final actual charge are expected to be disclosed in the Company’s 2017 results announcement, due on March 1, 2018.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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